FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION STATEMENT No. 333-207740

RESOURCE APARTMENT REIT III, INC.
SUPPLEMENT NO. 12 DATED NOVEMBER 2, 2018
TO THE PROSPECTUS DATED JULY 3, 2017

This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated July 3, 2017, as supplemented by Supplement No. 1 dated April 27, 2018, Supplement No. 2 dated May 16, 2018, Supplement No. 3 dated June 22, 2018, Supplement No. 4 dated June 29, 2018, Supplement No. 5 dated July 10, 2018, Supplement No. 6 dated July 24, 2018, Supplement No. 7 dated July 27, 2018, Supplement No. 8 dated August 10, 2018, Supplement No. 9 dated August 16, 2018, Supplement No. 10 dated August 30, 2018, and Supplement No. 11 dated September 18, 2018. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose a change to the suitability standards applicable to investors in Puerto Rico.

Suitability Standards

Effective November 11, 2018, the following additional suitability standard will apply to Puerto Rico investors who desire to purchase shares in this offering:

•Puerto Rico - Investors may not invest more than 10% of that investor’s liquid net worth in us, our affiliates, and in other non-traded REITs. For purposes of Puerto Rico’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.